Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286709

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 20 DATED JANUARY 7, 2026

TO THE PROSPECTUS DATED APRIL 23, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 23, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2026 (the “Form 8-K”). The Form 8-K is attached to this Supplement as Appendix A.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included herein is a combined prospectus that relates to (i) the Registration Statement (File No. 333-264145), dated April 5, 2022, as amended, previously filed by the Fund on Form N-2 (the “Prior Registration Statement”) and (ii) the Registration Statement (File No. 333-286709), dated April 23, 2025, as amended, previously filed by the Fund on Form N-2. This Supplement also constitutes a supplement to the Prior Registration Statement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 7, 2026

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

January, February, March, April, May and June 2026 Distributions

On January 7, 2026, Ares Strategic Income Fund (the “Fund”) announced the declaration of regular monthly gross distributions for April, May and June 2026, in each case for each class of its common shares of beneficial interest, including Class I shares, Class S shares and Class D shares (the “Common Shares”). As previously disclosed, on November 14, 2025, the Fund announced the declaration of regular monthly gross distributions for January, February and March 2026, in each case for each class of its Common Shares. The following table presents the regular monthly gross distributions per share that were declared and payable:

		Gross Distribution Per Share
Record Date	Payment Date(1)	Class I	Class S	Class D
January 30, 2026	February 23, 2026	$0.21430	$0.21430	$0.21430
February 27, 2026	March 25, 2026	$0.21430	$0.21430	$0.21430
March 31, 2026	April 23, 2026	$0.21430	$0.21430	$0.21430
April 30, 2026	May 21, 2026	$0.21430	$0.21430	$0.21430
May 29, 2026	June 24, 2026	$0.21430	$0.21430	$0.21430
June 30, 2026	July 23, 2026	$0.21430	$0.21430	$0.21430

(1)	The distributions for each class of the Fund’s Common Shares will be paid on or about the payment dates above.

These distributions will be paid in cash or reinvested in the Common Shares for shareholders participating in the Fund’s distribution reinvestment plan. The net distributions received by shareholders of each of the Class S shares and Class D shares will be equal to the gross distribution in the table above, less specific shareholder servicing and/or distribution fees applicable to such class of the Fund’s Common Shares as of their respective record dates. Class I shares have no shareholder servicing and/or distribution fees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

Date: January 7, 2026

	By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer

Please retain this Supplement with your Prospectus.